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HALLIBURTON COMPANY

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DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@HALwhistleblowers.org

Halliburton Shareholder Renews Call for House and Senate Investigations into
Alleged Halliburton Foreign Corrupt Practices Act and Tax Evasion Violations;

Jack Stanley Plea Agreement Last Month Bolsters Smith's Claims of Wrongdoing;

"Follow the Bribe Money" thru Bush's Bank and McCain's Money Men,
Smith Urges Congress, DOJ, SEC

Smith Receives Death Threats, Other Pressure

ALEXANDRIA, VIRGINIA, October 30, 2008 --- David A. Smith, a Halliburton shareholder, today renewed his calls for Senate and House members to undertake a comprehensive investigation into allegations that Halliburton executives covered up violations of the Foreign Corrupt Practices Act (FCPA) and U.S. tax law.

"While working in Halliburton's Kellogg, Brown & Root offices in Arlington, Virginia, I received a series of mis-directed e-mails intended for David R. Smith, the Vice President of Tax for Halliburton," Smith says. "These e-mails pertained to the as-yet-unannounced Federal investigations into bribery and public corruption charges in Halliburton's Nigerian operations." Smith worked in the Arlington offices of KBR from August 2001 to April 2003. The e-mails pertained to foreign bribes that were paid while Vice President Cheney was CEO of Halliburton.

Smith says he has cooperated with the Department of Justice since July 23, 2004, adding: "In September 2006, I went public with the story of the mis-directed e-mails. Later that same month, the SEC required Halliburton/KBR to execute a tolling agreement, extending the statute of limitations on the FCPA investigation. Soon thereafter, so did the DOJ. Last month, Albert Jack Stanley - the former CEO of KBR - entered into a plea agreement with the DOJ. I applaud the hard work of Mark Mendelsohn and Bill Stuckwisch at the DOJ in pursuing these matters thus far."

Smith adds: "But foreign bribes like those that Stanley has now admitted to paying require a secretive bank with offshore operations to funnel the bribes as the middleman. I strongly urge Congressional oversight committees, the DOJ team, and the SEC team investigating these matters to focus on which bank Stanley and his co-conspirators used to funnel the foreign bribes and evade U.S. taxes."

Jack Stanley Plea Agreement Disproves
Halliburton's PR Spin That Smith's Claims
"completely without merit"

When Smith first went public with his allegations, Cathy Mann - Halliburton's paid PR flak - said that his claims were "completely without merit." This defamatory statement by Ms. Mann was disproven by the plea agreement that A. Jack Stanley entered into last month. "Ms. Mann will be given the opportunity to explain and defend her defamatory comments in Federal court, quite soon," Smith notes.

"Moreover, Halliburton and KBR shareholders have a right to know if the current corporate officers - many of whom created 10b5-1 plans recently to sell shares while in possession of material, non-public information - are aware that the Stanley plea agreement is expected to lead to further high-level indictments of current or former corporate officers," Smith notes.

"Spiro T. Agnew comes to mind when I think of former CEO Richard B. Cheney," Smith observes, "and many of us are wondering whether additional indictments (related to Stanley's plea agreement) will be made public before or shortly after the General Election."

Halliburton's Bribes, Bush's Bank, and McCain's Money Men

During Cheney's tenure as CEO, Halliburton/KBR chose Bush's Bank - State Street Corporation - to handle many of its more "delicate" financial dealings.

For example, Smith notes that the Form 5500's for Halliburton's pension plans reveal that State Street was paid significant fees to manage and/or serve as custodian for Halliburton's pension plans.

A joint press release issued by Halliburton and State Street on October 6, 2005 proclaims: "State Street Renews Contract with Halliburton After More Than a Decade of Service."

It is hardly surprising to savvier Halliburton shareholders that Cheney's Halliburton would use Bush's Bank for its more "delicate" offshore banking operations, Smith notes, given that:

* State Street was handpicked by Bush 41's Administration as the trustee of the Resolution Trust Corporation, to bail out such savings & loan luminaries as Marvin Bush, and cover up their wrongdoings. State Street's role as the RTC trustee became an issue recently, over its role in a sweetheart land deal for GOP Congressman Duncan Hunter. (San Diego Union Tribune, Hunter got break on taxes for home, By Jeff McDonald, October 8, 2006)

* State Street was handpicked by Labor Secretary Elaine Chao, Labor Solicitor Eugene Scalia (son of Justice Scalia), and White House Chief of Staff Andy Card as the "special fiduciary" to take over the Enron pension funds on an "emergency" basis, to help cover up the wrongdoings perpetrated on Enron employees and plan participants by Ken Lay and other Bush cronies. (New York Times, Judge Ends Enron Executives' Control of Employee Pensions, By LESLIE WAYNE, April 20, 2002)

* Andy Card and the current CEO of State Street, Ronald E. Logue, are high school chums from their days in Holbrook, Massachusetts, along with Willie Horton ad architect Ron Kaufman. (Boston Globe, Rocky Times at 'Staid Street' ; New CEO Looks to Get the Firm back on Track through Focusing on Execution, Andrew Caffrey, August 4, 2004)

* Logue is among the CEOs whom House Oversight and Government Reform Committee Chairman Henry Waxman wrote this week, seeking information on excessive pay.

* Logue had Smith arrested for "trespass" at the 2006 State Street Annual Meeting, when it became clear that Smith was about to divulge information relating to these and other matters. Logue and State Street Corporation attempted to force Smith and his partner to divest all shares of State Street stock, and to stop seeking corporate records, to stop filing shareholder proposals, and to stop speaking to third parties about their knowledge of State Street, in return for dropping the criminal "trespass" charge against Smith. (sttLitigants, The Jorstad Complaint, October 7, 2008, the full Agreement that State Street tried to foist on Smith and his partner is posted there)

* Anthony Ryan, the Assistant Treasury Secretary heading up the current bailout/cover-up of the asset-backed mess, is a former State Street executive. State Street has been given a significant piece of the cover-up contracts at Treasury, ostensibly to help set up the asset-backed auction system.

* But it was State Street - along with Morgan Stanley - that pushed the SEC to issue a new rule, permitting asset-backed securities to be used as collateral for pension funds' securities lending activities in the first place. (SEC Release No. 34-46019, File No. S7-20-02: Comments of Michael P. McAuley, Vice President-Global Securities Lending, State Street Bank and Trust Company, July 31, 2002).

* Chris Cox's SEC approved the rule change, which has allowed the asset-backed securities mess to infest and infect pension plans from CalPERS on down to small municipal and small business pension plans. (SEC Release No. 34-47480; File No. S7-20-02, Final Rule.)

* State Street is also one of the Nine original participants in the TARP, in large part due to its asset-backed conduits. Paying State Street with taxpayer dollars to help clean up the toxic asset-backed mess it created is like paying GE with taxpayer dollars to clean up its own toxic SuperFund sites. Throw in State Street's ties to Halliburton/KBR's offshore banking activities, and Congress should be very concerned about State Street's real role in Secretary Paulson's plan to paper over the asset-backed mess.

* Finally, the former CEO of State Street - Social Security privatiazation proponent Marshall N. Carter (currently head of the SRO known as the NYSE) - served on McCain's national finance committee. Along with his co-author, William Shipman (also a State Street exec), Carter supported the Cato Institute's Project on Social Security Privatization. Carter and Shipman co-authored Promises to Keep: Saving Social Security's Dream, a propaganda piece designed to privatize Social Security for the benefit of firms like State Street.

"Follow the Halliburton/KBR FCPA bribe money through the offshore accounts that Stanley and others at Halliburton/KBR used," Smith says, adding: "It is very important to bear in mind that Andy Card's chum, Ron Logue (the current CEO of State Street Corporation), was head of the subsidiary known as State Street Cayman during the key years of the Cheney-era Stanley FCPA offshore-funneled bribes."

Smith Applauds Chairman Waxman, DOJ Investigators,
Urges: "Follow the Bribe Money"

Smith notes that Chairman Waxman wrote to State Street Chairman and CEO Ronald E. Logue just this week, seeking information about State Street's pay practices. "Chairman Waxman should also look into State Street's applications for regulatory exemptions to the Fed and the SEC during this Administration," Smith urges. "In particular, I urge Chairman Waxman to look into the friendly capital adequacy loophole State Street got from the Fed, and the aforementioned friendly asset-backed securities regulatory exemption it got from Chris Cox's SEC.

Smith also notes the fine work done by Mark Mendelsohn and Bill Stuckwisch (and their team of investigators) at the DOJ, as they've pursued a fuller picture of Halliburton/KBR's foreign bribery schemes.

"These Congressional and Executive Branch investigators really need to team up and share information, to follow the Halliburton/KBR bribes thru Bush's Bank," Smith concludes.

Smith concludes: "I have received death threats and threats that I would lose something or someone dear to me if I didn't keep silent. 'Wait until Dave finds out about Smith and Wesson.' was transmitted to me, as well as threats that I would lose someone I care about. These matters are simply too important for the investing public to know about, and I am heartened that the DOJ and oversighters on Capitol Hill continue to delve into these, and related, issues. Regardless of the outcome of the General Election next week, I am confident that these public servants will continue to go - wherever the facts may take them."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2009 Annual Meeting, currently scheduled to be held on May 20, 2009. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of October 30, 2008.